Exhibit 99.1

October 16, 2019	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of
$1.38 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Nine Months Ended September 30, 2019:

•
Significant Unusual Income or Expense Item: During the three months ended September 30, 2019, the Company recorded the following unusual items: (1) the Company reduced FDIC insurance expense by $309,000 as the Company received a credit for prior premiums paid as the FDIC deposit insurance fund surpassed a specified level; and (2) the Company made valuation write-downs totaling $280,000 on two foreclosed asset relationships.

•
Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $65.3 million, or 1.4%, from December 31, 2018, to September 30, 2019.  This increase was primarily in commercial real estate loans, owner occupied one- to four-family residential loans and other residential (multi-family) loans.  These increases were partially offset by decreases in construction loans and consumer auto loans.  Total gross loans increased $23.1 million from June 30, 2019. The FDIC-acquired loan portfolios had net decreases totaling $25.6 million during the nine months ended September 30, 2019.  Outstanding net loan receivable balances increased $167.7 million, from $3.99 billion at December 31, 2018 to $4.16 billion at September 30, 2019, and increased $44.2 million from June 30, 2019.

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $13.4 million at September 30, 2019, a decrease of $7.5 million from $20.9 million at June 30, 2019.  Non-performing assets at September 30, 2019 were $9.0 million (0.18% of total assets), down $6.9 million from $15.9 million (0.33% of total assets) at June 30, 2019.

•
Net Interest Income: Net interest income for the third quarter of 2019 increased $2.9 million to $45.9 million compared to $43.0 million for the third quarter of 2018.  Net interest income was $44.9 million for the second quarter of 2019.  Net interest margin was 3.95% for the quarter ended September 30, 2019, compared to 4.02% for the third quarter of 2018 and 3.97% for the quarter ended June 30, 2019. The decrease in net interest margin compared to the second quarter of 2019 was due to a slight increase in the average interest rates paid on deposits and a decrease in the yield on investment securities and other interest-earning assets.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 20, 14 and 12 basis points for the quarters ended September 30, 2019, September 30, 2018, and June 30, 2019, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators.  On a preliminary basis, as of September 30, 2019, the Company’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 11.7%, Tier 1 Capital Ratio was 12.2%, and Total Capital Ratio was 14.7%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2019, were $1.38 per diluted common share ($19.7 million available to common shareholders) compared to $1.57 per diluted common share ($22.5 million available to common shareholders) for the three months ended September 30, 2018.  During the three months ended September 30, 2018, the Company sold its branches and related deposits in Omaha, Neb., resulting in pretax income of $7.25 million ($7.4 million gain less $165,000 of transaction expenses for that period.  The impact of this item, after the effect of the full tax rate for the Company, increased earnings per common share by approximately $0.39 in the 2018 period.

Preliminary earnings for the nine months ended September 30, 2019, were $3.90 per diluted common share ($55.7 million available to common shareholders) compared to $3.49 per diluted common share ($49.8 million available to common shareholders) for the nine months ended September 30, 2018.  The increase in earnings was primarily driven by increased net interest income.

For the quarter ended September 30, 2019, annualized return on average common equity was 13.46%, return on average assets was 1.61%, and net interest margin was 3.95%, compared to 17.80%, 1.99% and 4.02%, respectively, for the quarter ended September 30, 2018.  For the nine months ended September 30, 2019, annualized return on average common equity was 13.28%, return on average assets was 1.54%, and net interest margin was 3.99%, compared to 13.51%, 1.49% and 3.96%, respectively, for the nine months ended September 30, 2018.

President and CEO Joseph W. Turner commented, “Overall third quarter results were solid.  Return on average assets and return on common equity were very favorable at 1.61% and 13.46%, respectively. Our efficiency ratio of 52.63% improved from the second quarter of 2019, reflecting net interest income increases and our sustained focus on expense containment. Capital remains strong and our book value per share continues to grow. We were pleased to increase the third quarter dividend by two cents to $0.34 per share.

“Reported net interest margin was 3.95% in the third quarter of 2019, compared to 3.97% in the second quarter of 2019 and 4.02% in the 2018 third quarter. Compared to the 2019 second quarter, compression in our margin was caused primarily by unchanged average interest rates on deposits and borrowings and slightly lower yields on investment securities and other interest-earning assets. LIBOR interest rates continue to decrease and that puts some pressure on our loan yields.  We continue to see strong pricing competition for loans and deposits in most of our markets.”

Turner continued, “We experienced moderate loan growth during the quarter. Outstanding net loan receivable balances grew by $168 million from the end of 2018, and increased $44 million from June 30, 2019. Total gross loan balances, which include unfunded loans, increased $65 million from the end of 2018, and grew $23 million from the end of the second quarter of 2019. Loan growth was primarily in commercial real estate loans, one- to four-family residential loans and multi-family loans. Our loan pipeline continues to be strong across the franchise.  Asset quality metrics remain very sound and classified assets are at low levels. In the June 30, 2019, quarter, we reported a small spike in non-performing loans related to one borrower relationship. During the third quarter, this matter was mostly resolved after all collateral was obtained and approximately 90% of it was sold.”

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net interest income	$45,924	$42,985	$135,449	$123,636
Provision for loan losses	1,950	1,300	5,500	5,200
Non-interest income	8,655	14,604	23,263	28,998
Non-interest expense	28,725	28,309	85,602	86,537
Provision for income taxes	4,172	5,464	11,890	11,076
Net income and net income available to common shareholders	$19,732	$22,516	$55,720	$49,821

Earnings per diluted common share	$1.38	$1.57	$3.90	$3.49

NET INTEREST INCOME

Net interest income for the third quarter of 2019 increased $2.9 million to $45.9 million compared to $43.0 million for the third quarter of 2018.  Net interest margin was 3.95% in the third quarter of 2019, compared to 4.02% in the same period of 2018, a decrease of seven basis points.  For the three months ended September 30, 2019, the net interest margin decreased two basis points compared to the net interest margin of 3.97% in the three months ended June 30, 2019.  The decrease in the margin from the prior year third quarter was primarily the result of an increase in the average interest rates paid on deposits and other borrowings, partially offset by higher yields on loans, including an increase in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year period, and slightly higher yields on interest-earning deposits at the Federal Reserve Bank.  The decrease in the margin from the three months ended June 30, 2019, was primarily due to a slight increase in the average interest rates paid on deposits and a decrease in the average yield on investment securities and other interest-earning assets. The average interest rate spread was 3.61% for the three months ended September 30, 2019, compared to 3.76% for the three months ended September 30, 2018 and 3.64% for the three months ended June 30, 2019.

Net interest income for the nine months ended September 30, 2019 increased $11.8 million to $135.4 million compared to $123.6 million for the nine months ended September 30, 2018.  Net interest margin was 3.99% for the nine months ended September 30, 2019, compared to 3.96% for the same period of 2018, an increase of three basis points.  The average interest rate spread was 3.66% for the nine months ended September 30, 2019, compared to 3.74% for the nine months ended September 30, 2018.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans.  The notional amount of the swap is $400 million with a termination date in October 2025.  Under the terms of the swap, the Company receives a fixed rate of interest of 3.018% and pays a floating rate of interest equal to one-month USD-LIBOR.  The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly.  The initial floating rate of interest was set at 2.277%, with monthly adjustments to the floating rate occurring after that time.  To the extent that the fixed rate continues to exceed one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income.  If one-month USD-LIBOR exceeds the fixed rate of interest in future periods, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans.  The Company recorded loan interest income related to this swap transaction of $801,000 and $1.9 million, respectively, in the three and nine months ended September 30, 2019.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. On an ongoing basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time).  Additional estimated cash flows (reclassification of discounts from non-accretable to accretable) totaling approximately $5.1 million and $10.4 million were recorded in the three and nine months ended September 30, 2019, respectively, related to these loan pools.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	September 30, 2019		September 30, 2018
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$2,251	20 bps	$1,424	14 bps
Net impact to pre-tax income	$2,251		$1,424

	Nine Months Ended
	September 30, 2019		September 30, 2018
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$5,162	15 bps	$3,652	12 bps
Net impact to pre-tax income	$5,162		$3,652

Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $7.9 million.  Of the remaining adjustments affecting interest income, we expect to recognize $1.8 million of interest income during the remainder of 2019.  Additional adjustments may be recorded during the remainder of 2019 from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three and nine months ended September 30, 2019, decreased 13 basis points when compared to the three months ended September 30, 2018; and remained unchanged when compared to the nine months ended September 30, 2018.  The compression in our margin during the three months ended September 30, 2019, was caused primarily by higher average interest rates on deposits and borrowings and slightly lower yields on loans due to lower LIBOR interest rates.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2019, non-interest income decreased $5.9 million to $8.7 million when compared to the quarter ended September 30, 2018, primarily as a result of the following items:

•
Gain on sale of business units: On July 20, 2018, the Company closed on the sale of four banking centers in the Omaha, Neb., metropolitan market. The Bank sold branch deposits of approximately $56 million and sold substantially all branch-related real estate, fixed assets and ATMs. The Company recorded a pre-tax gain of $7.4 million on the sale during the 2018 quarter.

•
Other income:  Other income increased $1.0 million compared to the prior year quarter.  The Company recognized approximately $510,000 in income related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties.  The Company also recognized approximately $184,000 in income related to the exit of certain tax credit partnerships in 2019.  In addition, the Company recognized approximately $329,000 more in income from new debit card contracts than was recognized in the prior year period.  These contracts became effective at the beginning of 2019.

•
Net gains on loan sales:  Net gains on loan sales increased $604,000 compared to the prior year quarter.  The increase was due to an increase in originations of fixed-rate loans during the 2019 period compared to the 2018 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.  In 2019, the Company began originating SBA loans with the purpose of selling the guaranteed portion in the secondary market.  During the 2019 third quarter, a net gain on sale of $108,000 was recorded related to SBA loan sales.

•
Commissions:  Commissions income decreased $136,000 compared to the prior year quarter.  The decrease was due to annuity sales that were approximately 25% lower in the 2019 period compared to the 2018 period.

For the nine months ended September 30, 2019, non-interest income decreased $5.7 million to $23.3 million when compared to the nine months ended September 30, 2018, primarily as a result of the following items:

•
Gain on sale of business units: On July 20, 2018, the Company closed on the sale of four banking centers in the Omaha, Neb., metropolitan market. The Bank sold branch deposits of approximately $56 million and sold substantially all branch-related real estate, fixed assets and ATMs. The Company recorded a pre-tax gain of $7.4 million on the sale during the 2018 period.

•
Other income:  Other income increased $2.4 million compared to the prior year period.  This increase was primarily due to gains totaling $677,000 in the 2019 period from the sale of, or recovery of, receivables and assets that were acquired several years ago in FDIC-assisted transactions.  In addition, the Company recognized approximately $1.1 million more in income as a result of the new debit card contracts noted previously.  The Company recognized approximately $565,000 in income related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties in the 2019 period compared to $47,000 in the 2018 period.  The Company also recognized approximately $184,000 in income related to the exit of certain tax credit partnerships in 2019.

•
Service charges and ATM fees:  Service charges and ATM fees decreased $304,000 compared to the prior year period.  This decrease was primarily due to a decrease in overdraft and insufficient funds fees on customer accounts due to decreased levels of such activity.

•
Net gains on loan sales:  Net gains on loan sales increased $207,000 compared to the prior year period. This increase was primarily due to an increase in originations of fixed-rate loans during the 2019 period as discussed above and the Company’s origination of SBA loans with the purpose of selling the guaranteed portion in the secondary market.  During the period, a net gain on sale of $108,000 was recorded related to SBA loan sales.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2019, non-interest expense increased $416,000 to $28.7 million when compared to the quarter ended September 30, 2018, primarily as a result of the following items:

•
Salaries and employee benefits:  Salaries and employee benefits increased $665,000 from the prior year quarter.  The increase was due to staffing additions in the new loan production offices opened in Atlanta and Denver in late 2018, and due to annual employee compensation increases.

•
Insurance:  Insurance expense decreased $343,000 from the prior year quarter. This decrease was primarily due to a decrease in FDIC deposit insurance premiums.  The Bank has a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The deposit insurance fund balance was sufficient to cause no premium to be due for the three months ended September 30, 2019. The Bank’s remaining credit balance should be sufficient to result in no deposit insurance premiums for the next two quarters, provided the deposit insurance fund balance remains at a sufficient level under the banking regulations.

•
Acquired deposit intangible asset amortization:  Acquired deposit intangible amortization expense decreased $123,000 in the quarter ended September 30, 2019 compared to the prior year quarter.  The Company generally amortizes its acquired deposit intangibles over a period of seven years.  The amortization of the intangible related to the InterBank acquisition was completed during the first quarter of 2019 and the amortization of the intangible related to the Sun Security Bank acquisition was completed during the third quarter of 2018.

For the nine months ended September 30, 2019, non-interest expense decreased $935,000 to $85.6 million when compared to the nine months ended September 30, 2018, primarily as a result of the following items:

•
Expense on other real estate owned and repossessions:  Expense on other real estate owned and repossessions decreased $2.7 million compared to the prior year period primarily due to higher valuation write-downs of certain foreclosed assets and higher levels of expense related to consumer repossessions in the prior year period.  During the 2018 period, valuation write-downs of certain foreclosed assets totaled approximately $3.6 million, while valuation write-downs in the 2019 period totaled approximately $724,000.

•

Acquired deposit intangible asset amortization:  Acquired deposit intangible amortization expense decreased $335,000 in the nine months ended September 30, 2019 compared to the prior year period.  The Company generally amortizes its acquired deposit intangibles over a period of seven years, as described above.

•	Insurance: Insurance decreased $335,000 from the prior year quarter. This decrease was primarily due to a decrease in FDIC deposit insurance premiums, as described above.
•

Salaries and employee benefits:  Salaries and employee benefits increased $2.2 million from the prior year period.  The increase was due to staffing additions in the new loan production offices opened in Atlanta and Denver in late 2018, and due to annual employee compensation increases.

The Company’s efficiency ratio for the quarter ended September 30, 2019, was 52.63% compared to 49.16% for the same quarter in 2018.  The efficiency ratio for the nine months ended September 30, 2019, was 53.94% compared to 56.70% for the same period in 2018.  The higher efficiency ratio in the 2019 three-month period was primarily due to a decrease in non-interest income due to the gain on sale of certain branches and deposits in the 2018 period, partially offset by an increase in net interest income.  The improvement in the ratio in the 2019 nine-month period was primarily due to an increase in net interest income and a decrease in non-interest expense, primarily related to a decrease in expenses on other real estate owned and repossessions, partially offset by a decrease in non-interest income due to the gain on sale of certain branches and deposits in the 2018 period.  The Company’s ratio of non-interest expense to average assets was 2.34% and 2.37% for the three and nine months ended September 30, 2019, respectively, compared to 2.50% and 2.58% for the three and nine months ended September 30, 2018, respectively.  The decreases in the current three month and nine month period ratios were primarily due to an increase in average assets in the 2019 periods compared to the 2018 periods.  Average assets for the quarter ended September 30, 2019, increased $382.7 million, or 8.4%, from the quarter ended September 30, 2018, primarily due to increases in loans receivable and investment securities.  Average assets for the nine months ended September 30, 2019, increased $354.4 million, or 7.9%, from the nine months ended September 30, 2018, primarily due to increases in loans receivable and investment securities.

INCOME TAXES

On December 22, 2017, H.R.1, originally known as the Tax Cuts and Jobs Act (the “TCJ Act”), was signed into law. Among other things, the TCJ Act permanently lowered the corporate federal income tax rate to 21% from the prior maximum rate of 35%, effective for tax years including or commencing January 1, 2018.  The Company currently expects its effective tax rate (combined federal and state) to be approximately 17.0% to 18.5% in 2019 and future years, mainly as a result of the TCJ Act.

For the three months ended September 30, 2019 and 2018, the Company's effective tax rate was 17.5% and 19.5%, respectively.  For the nine months ended September 30, 2019 and 2018, the Company's effective tax rate was 17.6% and 18.2%, respectively.  These effective rates were lower than the statutory federal tax rates of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate.  The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective income tax rate is currently expected to continue to be less than the statutory rate due primarily to the factors noted above.

CAPITAL

As of September 30, 2019, total stockholders’ equity and common stockholders’ equity were each $596.8 million (12.0% of total assets), equivalent to a book value of $41.98 per common share.  Total stockholders’ equity and common stockholders’ equity at December 31, 2018, were each $532.0 million (11.4% of total assets), equivalent to a book value of $37.59 per common share.  At September 30, 2019, the Company’s tangible common equity to tangible assets ratio was 11.9%, compared to 11.2% at December 31, 2018.  Included in stockholders’ equity at September 30, 2019 and December 31, 2018, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities and cash flow hedges (interest rate swap) totaling $41.1 million and $9.6 million, respectively.  This increase in unrealized gains primarily resulted from lower market interest rates which increased the fair value of the derivatives and investment securities.

On a preliminary basis, as of September 30, 2019, the Company’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 11.7%, Tier 1 Capital Ratio was 12.2%, and Total Capital Ratio was 14.7%.  On September 30, 2018, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 12.2%, Common Equity Tier 1 Capital Ratio was 12.8%, Tier 1 Capital Ratio was 12.8%, and Total Capital Ratio was 13.6%.

During the three months ended September 30, 2019, the Company did not repurchase any shares of its common stock.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $65.3 million, or 1.4%, from December 31, 2018, to September 30, 2019.  This increase was primarily in commercial real estate loans ($123 million), owner occupied one- to four-family residential loans ($68 million) and other residential (multi-family) loans ($56 million).  These increases were partially offset by decreases in construction loans ($81 million), consumer auto loans ($79 million) and commercial business loans ($17 million).  Total gross loans increased $23.1 million from June 30, 2019. The FDIC-acquired loan portfolios had net decreases totaling $26 million during the nine months ended September 30, 2019.  Outstanding net loan receivable balances increased $167.7 million, from $3.99 billion at December 31, 2018 to $4.16 billion at September 30, 2019, and increased $44.2 million from June 30, 2019.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 2019	June 2019	March 2019	December 2018	December 2017	December 2016
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$152,828	$153,871	$154,400	$150,948	$133,587	$123,433
Secured by real estate (not one- to four-family)	20,003	13,237	10,450	11,063	10,836	26,062
Not secured by real estate - commercial business	92,095	80,887	83,520	87,480	113,317	79,937

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	38,323	28,023	33,818	37,162	20,919	10,047
Secured by real estate (not one-to four-family)	773,375	818,047	831,155	906,006	718,277	542,326

Loan Commitments not closed
Secured by real estate (one-to four-family)	55,989	49,694	36,945	24,253	23,340	15,884
Secured by real estate (not one-to four-family)	176,138	110,647	134,607	104,871	156,658	119,126
Not secured by real estate - commercial business	4,535	4,535	—	405	4,870	7,022

	$1,313,286	$1,258,941	$1,284,895	$1,322,188	$1,181,804	$923,837

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes is sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended September 30, 2019 was $2.0 million compared with $1.3 million for the quarter ended September 30, 2018.  The provision for loan losses for the nine months ended September 30, 2019 was $5.5 million compared with $5.2 million for the nine months ended September 30, 2018.  At September 30, 2019 and December 31, 2018, the allowance for loan losses was $40.4 million and $38.4 million, respectively.  Total net charge-offs were $798,000 and $1.4 million for the three months ended September 30, 2019 and 2018, respectively.  During the quarter ended September 30, 2019, $402,000 of the $798,000 of net charge-offs were in the consumer auto category. Total net charge-offs were $3.5 million and $4.2 million for the nine months ended September 30, 2019 and 2018, respectively.  During the nine months ended September 30, 2019, $2.0 million of the $3.5 million of net charge-offs were in the consumer auto category. In addition, two unrelated commercial loan relationships were responsible for $560,000 of the total net charge-offs during the first nine months of 2019.  In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016.  Management took this step in an effort to improve credit quality in the portfolio and reduce delinquencies and charge-offs.  This action also resulted in a lower level of origination volume and, as such, the outstanding balance of the Company's automobile loans continued to decline in the nine months ended September 30, 2019.  We expect to see more rapid reductions in the automobile loan outstanding balance as we determined in February 2019 to cease providing indirect lending services to automobile dealerships.  At September 30, 2019, indirect automobile loans totaled approximately $131 million.  We expect this total balance will be largely paid off in the next two to four years.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  Collateral and repayment evaluations of all assets categorized as potential problem loans, non-performing loans or foreclosed assets were completed with corresponding charge-offs or reserve allocations made as appropriate.

In June 2017, the loss sharing agreements for Inter Savings Bank were terminated.  In April 2016, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include the larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-acquired loans, was 0.99%, 0.98% and 0.97% at September 30, 2019, December 31, 2018 and June 30, 2019, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at September 30, 2019, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools. Therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates.
As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at September 30, 2019 were $9.0 million, a decrease of $2.8 million from $11.8 million at December 31, 2018 and a decrease of $6.9 million from $15.9 million at June 30, 2019.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.18% at September 30, 2019, compared to 0.25% at December 31, 2018 and 0.33% at June 30, 2019.

Compared to December 31, 2018, non-performing loans decreased $1.6 million to $4.7 million at September 30, 2019, and foreclosed assets decreased $1.2 million to $4.3 million at September 30, 2019.  Compared to June 30, 2019, non-performing loans decreased $6.7 million to $4.7 million at September 30, 2019, and foreclosed assets decreased $177,000 to $4.3 million at September 30, 2019.  Non-performing one- to four-family residential loans comprised $1.5 million, or 31.7%, of the total non-performing loans at September 30, 2019, a decrease of $53,000 from June 30, 2019. Non-performing commercial business loans comprised $1.2 million, or 26.7%, of the total non-performing loans at September 30, 2019, a decrease of $114,000 from June 30, 2019.  Non-performing consumer loans comprised $1.2 million, or 26.2%, of the total non-performing loans at September 30, 2019, a decrease of $44,000 from June 30, 2019.  Non-performing commercial real estate loans comprised $637,000, or 13.6%, of the total non-performing loans at September 30, 2019, a decrease of $3.0 million from June 30, 2019.  Non-performing construction and land development loans comprised $83,000, or 1.8%, of the total non-performing loans at September 30, 2019, a decrease of $3.5 million from June 30, 2019.

Compared to June 30, 2019, potential problem loans decreased $565,000 to $4.4 million at September 30, 2019.  The decrease during the quarter was primarily due to $552,000 in payments.

Activity in the non-performing loans category during the quarter ended September 30, 2019, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	3,556	42	—	—	(3,498)	—	(17)	83
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,532	429	—	—	(290)	—	(192)	1,479
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,675	—	(118)	—	(2,900)	—	(20)	637
Commercial business	1,359	—	—	—	—	(91)	(23)	1,245
Consumer	1,266	421	—	—	(64)	(215)	(186)	1,222

Total	$11,388	$892	$(118)	$ __—	$(6,752)	$(306)	$(438)	$4,666

At September 30, 2019, the non-performing commercial business category included three loans, none of which were added during the current quarter.  The largest relationship in this category, which was added during 2018, totaled $1.1 million, or 86.3% of the total category.  This relationship is collateralized by an assignment of an interest in a real estate project.  The non-performing one- to four-family residential category included 21 loans, four of which were added during the current quarter.  The largest relationship in the category totaled $292,000, or 19.7% of the total category.  This balance is primarily related to a single-family property in Springfield, Missouri.  The non-performing consumer category included 111 loans, 27 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

The decrease in non-performing loans during the three months ended September 30, 2019, primarily related to one borrower relationship.  This relationship totaled approximately $6.7 million at June 30, 2019.  This relationship was represented in the non-performing land development, commercial real estate and one- to four-family categories.  During July 2019, the borrower deeded the properties to the Bank in lieu of foreclosure and in the quarter ended September 30, 2019, the land development and commercial real estate assets were sold.
Activity in the potential problem loans category during the quarter ended September 30, 2019, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	840	8	—	—	—	—	(22)	826
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,809	—	—	—	—	—	(475)	3,334
Commercial business	37	—	—	—	—	(21)	(16)	—
Consumer	319	—	—	—	—	—	(39)	280

Total	$5,005	$8	$—	$—	$—	$(21)	$(552)	$4,440

At September 30, 2019, the commercial real estate category of potential problem loans included two loans, one of which was added during the first quarter of 2019.  The largest relationship in this category (added during 2018), which totaled $1.9 million, or 57.0% of the total category, is collateralized by a mixed use commercial retail building.  Payments were current on this relationship at September 30, 2019. The second largest relationship in the category (added during the first quarter 2019), which totaled $1.4 million, or 43.0% of the total category, is collateralized by a commercial retail building.  Payments were current at September 30, 2019 and a principal payment of $400,000 was received in July 2019.  The one- to four-family residential category of potential problem loans included 17 loans, one of which was added during the current quarter. The consumer category of potential problem loans included 31 loans, none of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended September 30, 2019, excluding $1.1 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $2.0 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, July 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	918	—	(236)	73	---	755
Land development	2,584	3,498	(3,208)	—	(280)	2,594
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	290	---	20	—	310
Other residential	—	—	—	—	—	—
Commercial real estate	—	2,900	(2,900)	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	999	1,006	(1,340)	—	—	665

Total	$4,501	$7,694	$(7,684)	$93	$(280)	$4,324

At September 30, 2019, the land development category of foreclosed assets included six properties, the largest of which was located in the Branson, Mo. area and had a balance of $768,000, or 29.6% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 49.2% was located in the Branson, Mo. area, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included four properties, the largest of which was located in the Branson, Mo. area and had a balance of $350,000, or 46.4% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 82.1% is located in Branson, Mo., including the largest property previously mentioned.  The one- to four-family category of foreclosed assets included one property that was added during the quarter with a balance of $310,000.  This asset was included in the $6.7 million relationship discussed above under Non-Performing Loans.  The amount of additions and sales in the consumer loans category are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017.  The level of delinquencies and repossessions in indirect and used automobile loans generally decreased in 2018 and to date in 2019.  The large additions and sales items in the land development and commercial real estate categories are related to the $6.7 million relationship discussed above under Non-Performing Loans.

BUSINESS INITIATIVES

The Company’s retail banking center network continues to evolve. In September 2019, the Company consolidated its Ames, Iowa, banking center into its North Ankeny, Iowa office. The Company entered the Ames market with only one banking center through an FDIC-assisted acquisition in 2014.  An agreement has been executed to sell the Ames office building and the transaction is expected to close during the fourth quarter 2019.

During the third quarter of 2019, a Business Banking initiative was implemented to increase the Company’s focus on serving the lending needs of business owners. The Business Banking group works with established operating businesses by providing lines of credit, equipment loans, and commercial real estate loans, as well as cash management and depository services.

The Company will host a conference call on Thursday, October 17, 2019, at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss third quarter 2019 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 5455169. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 97 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company's market areas; (ix) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (x) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xi) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xii)

changes in accounting principles, policies or guidelines; (xiii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, changes its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xv) costs and effects of litigation, including settlements and judgments; and (xvi) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at the dates and for the periods indicated.  Financial data at all dates and for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2019 and 2018, and the three months ended June 30, 2019, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2019	2018
Selected Financial Condition Data:	(In thousands)

Total assets	$4,972,160	$4,676,200
Loans receivable, gross	4,203,885	4,034,810
Allowance for loan losses	40,406	38,409
Other real estate owned, net	7,444	8,440
Available-for-sale securities, at fair value	349,020	243,968
Deposits	3,935,154	3,725,007
Total borrowings	393,627	397,594
Total common stockholders’ equity	596,770	531,977
Non-performing assets (excluding FDIC-assisted transaction assets)	8,990	11,780

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2019	2018	2019	2018	2019
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$60,187	$52,982	$176,267	$149,808	$58,723
Interest expense	14,263	9,997	40,818	26,172	13,802
Net interest income	45,924	42,985	135,449	123,636	44,921
Provision for loan losses	1,950	1,300	5,500	5,200	1,600
Non-interest income	8,655	14,604	23,263	28,998	7,157
Non-interest expense	28,725	28,309	85,602	86,537	28,383
Provision for income taxes	4,172	5,464	11,890	11,076	3,720
Net income and net income available to common shareholders	$19,732	$22,516	$55,720	$49,821	$18,375

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2019	2018	2019	2018	2019
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$1.38	$1.57	$3.90	$3.49	$1.28
Book value	$41.98	$35.90	$41.98	$35.90	$40.30

Earnings Performance Ratios:
Annualized return on average assets	1.61%	1.99%	1.54%	1.49%	1.52%
Annualized return on average common stockholders’ equity	13.46%	17.80%	13.28%	13.51%	13.24%
Net interest margin	3.95%	4.02%	3.99%	3.96%	3.97%
Average interest rate spread	3.61%	3.76%	3.66%	3.74%	3.64%
Efficiency ratio	52.63%	49.16%	53.94%	56.70%	54.50%
Non-interest expense to average total assets	2.34%	2.50%	2.37%	2.58%	2.35%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	0.99%	1.00%	0.99%	1.00%	0.97%
Non-performing assets to period-end assets	0.18%	0.35%	0.18%	0.35%	0.33%
Non-performing loans to period-end loans	0.11%	0.16%	0.11%	0.16%	0.27%
Annualized net charge-offs to average loans	0.08%	0.14%	0.11%	0.14%	0.10%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2019	December 31, 2018	June 30, 2019
Assets
Cash	$105,068	$110,108	$99,567
Interest-bearing deposits in other financial institutions	85,809	92,634	81,805
Cash and cash equivalents	190,877	202,742	181,372

Available-for-sale securities	349,020	243,968	305,649
Mortgage loans held for sale	10,819	1,650	11,106
Loans receivable (1), net of allowance for loan losses of $40,406 – September 2019; $38,409 – December 2018; $39,254 – June 2019	4,156,703	3,989,001	4,112,455
Interest receivable	13,701	13,448	14,351
Prepaid expenses and other assets	82,218	55,336	76,241
Other real estate owned and repossessions (2), net	7,444	8,440	7,107
Premises and equipment, net	141,227	132,424	143,473
Goodwill and other intangible assets	8,386	9,288	8,675
Federal Home Loan Bank stock	11,765	12,438	11,093
Current and deferred income taxes	—	7,465	—

Total Assets	$4,972,160	$4,676,200	$4,871,522

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$3,935,154	$3,725,007	$3,888,536
Securities sold under reverse repurchase agreements with customers	102,569	105,253	98,632
Short-term borrowings	191,116	192,725	168,636
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,168	73,842	74,059
Accrued interest payable	3,119	3,570	4,209
Advances from borrowers for taxes and insurance	10,405	5,092	10,550
Accounts payable and accrued expenses	27,048	12,960	26,499
Current and deferred income taxes	6,037	—	2,318
Total Liabilities	4,375,390	4,144,223	4,299,213

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2019, December 2018 and June 2019– -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2019 – 14,214,054 shares; December 2018 – 14,151,198 shares; June 2019 – 14,201,616 shares	142	142	142
Additional paid-in capital	32,085	30,121	31,603
Retained earnings	523,493	492,087	508,427
Accumulated other comprehensive gain	41,050	9,627	32,137
Total Stockholders’ Equity	596,770	531,977	572,309

Total Liabilities and Stockholders’ Equity	$4,972,160	$4,676,200	$4,871,522

(1)
At September 30, 2019, December 31, 2018 and June 30, 2019, includes loans, net of discounts, totaling $141.7 million, $167.6 million and $151.1 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)
At September 30, 2019, December 31, 2018 and June 30, 2019, includes foreclosed assets, net of discounts, totaling $1.1 million, $1.4 million and $1.3 million, respectively, which were acquired in FDIC-assisted transactions.  In addition, at September 30, 2019, December 31, 2018 and June 30, 2019, includes $2.0 million, $1.6 million and $1.3 million of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2019	2018	2019	2018	2019
Interest Income
Loans	$57,226	$51,063	$167,552	$144,447	$55,771
Investment securities and other	2,961	1,919	8,715	5,361	2,952
	60,187	52,982	176,267	149,808	58,723
Interest Expense
Deposits	11,792	7,352	33,844	19,058	11,582
Federal Home Loan Bank advances	—	1,192	—	2,964	—
Short-term borrowings and repurchase agreements	1,123	177	2,904	385	859
Subordinated debentures issued to capital trust	253	252	787	692	267
Subordinated notes	1,095	1,024	3,283	3,073	1,094
	14,263	9,997	40,818	26,172	13,802

Net Interest Income	45,924	42,985	135,449	123,636	44,921
Provision for Loan Losses	1,950	1,300	5,500	5,200	1,600
Net Interest Income After Provision for Loan Losses	43,974	41,685	129,949	118,436	43,321

Noninterest Income
Commissions	173	309	670	868	163
Service charges and ATM fees	5,619	5,458	15,887	16,191	5,309
Net gains on loan sales	1,021	417	1,645	1,438	376
Net realized gains on sales of available-for-sale securities	—	2	10	2	—
Late charges and fees on loans	364	466	1,066	1,240	356
Gain (loss) on derivative interest rate products	(101)	5	(169)	53	(44)
Gain on sale of business units	—	7,414	—	7,414	—
Other income	1,579	533	4,154	1,792	997
	8,655	14,604	23,263	28,998	7,157

Noninterest Expense
Salaries and employee benefits	15,827	15,162	46,895	44,731	15,428
Net occupancy expense	6,613	6,551	19,462	19,234	6,449
Postage	792	843	2,342	2,544	784
Insurance	339	682	1,667	2,002	662
Advertising	794	589	2,162	1,892	842
Office supplies and printing	258	255	743	789	226
Telephone	904	827	2,645	2,339	839
Legal, audit and other professional fees	681	875	2,023	2,373	630
Expense on other real estate and repossessions	603	498	1,642	4,376	419
Partnership tax credit investment amortization	91	91	274	484	91
Acquired deposit intangible asset amortization	289	412	902	1,237	289
Other operating expenses	1,534	1,524	4,845	4,536	1,724
	28,725	28,309	85,602	86,537	28,383

Income Before Income Taxes	23,904	27,980	67,610	60,897	22,095
Provision for Income Taxes	4,172	5,464	11,890	11,076	3,720

Net Income and Net Income Available to Common Shareholders	$19,732	$22,516	$55,720	$49,821	$18,375

Earnings Per Common Share
Basic	$1.39	$1.59	$3.93	$3.53	$1.29
Diluted	$1.38	$1.57	$3.90	$3.49	$1.28

Dividends Declared Per Common Share	$0.34	$0.32	$1.73	$0.88	$0.32

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $1.0 million and $919,000 for the three months ended September 30, 2019 and 2018, respectively.  Net fees included in interest income were $3.1 million and $2.5 million for the nine months ended September 30, 2019 and 2018, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2019(1)	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.20%	$542,892	$7,153	5.23%	$453,090	$5,939	5.20%
Other residential	5.08	814,326	11,074	5.40	782,595	10,163	5.15
Commercial real estate	4.93	1,471,431	19,236	5.19	1,330,088	16,427	4.90
Construction	5.36	730,027	10,814	5.88	593,540	8,272	5.53
Commercial business	5.08	253,225	3,316	5.20	291,038	3,689	5.03
Other loans	5.85	369,704	5,423	5.82	485,647	6,283	5.13
Industrial revenue bonds	4.86	14,770	210	5.64	19,829	290	5.80

Total loans receivable	5.11	4,196,375	57,226	5.41	3,955,827	51,063	5.12

Investment securities	3.23	342,277	2,534	2.94	193,390	1,425	2.92
Other interest-earning assets	2.02	79,344	427	2.13	97,739	494	2.01

Total interest-earning assets	4.90	4,617,996	60,187	5.17	4,246,956	52,982	4.95
Non-interest-earning assets:
Cash and cash equivalents		93,293			97,033
Other non-earning assets		202,361			186,994
Total assets		$4,913,650			$4,530,983

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.55	$1,501,697	2,030	0.54	$1,506,907	1,523	0.40
Time deposits	2.21	1,728,620	9,762	2.24	1,376,907	5,829	1.68
Total deposits	1.43	3,230,317	11,792	1.45	2,883,814	7,352	1.01
Short-term borrowings and repurchase agreements	1.36	289,222	1,123	1.54	141,864	177	0.49
Subordinated debentures issued to capital trust	3.85	25,774	253	3.90	25,774	252	3.88
Subordinated notes	5.90	74,119	1,095	5.86	73,791	1,024	5.51
FHLB advances	—	—	—	—	216,674	1,192	2.18

Total interest-bearing liabilities	1.53	3,619,432	14,263	1.56	3,341,917	9,997	1.19
Non-interest-bearing liabilities:
Demand deposits		670,158			660,629
Other liabilities		37,754			22,428
Total liabilities		4,327,344			4,024,974
Stockholders’ equity		586,306			506,009
Total liabilities and stockholders’ equity		$4,913,650			$4,530,983

Net interest income:
Interest rate spread	3.37%		$45,924	3.61%		$42,985	3.76%
Net interest margin*				3.95%			4.02%
Average interest-earning assets to average interest-bearing liabilities		127.6%			127.1%
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield on loans at September 30, 2019, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended September 30, 2019.

	September 30, 2019(1)	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.20%	$518,758	$20,097	5.18%	$440,769	$16,544	5.02%
Other residential	5.08	815,008	33,334	5.47	755,536	28,349	5.02
Commercial real estate	4.93	1,424,595	55,235	5.18	1,302,940	46,753	4.80
Construction	5.36	704,074	31,573	6.00	555,708	22,007	5.29
Commercial business	5.08	259,021	10,066	5.20	288,579	10,592	4.91
Other loans	5.85	403,176	16,576	5.50	511,735	19,170	5.01
Industrial revenue bonds	4.86	14,970	671	5.99	22,056	1,032	6.25

Total loans receivable	5.11	4,139,602	167,552	5.41	3,877,323	144,447	4.98

Investment securities	3.23	310,227	7,201	3.10	189,686	4,026	2.84
Other interest-earning assets	2.02	87,193	1,514	2.32	105,831	1,335	1.69

Total interest-earning assets	4.90	4,537,022	176,267	5.19	4,172,840	149,808	4.80
Non-interest-earning assets:
Cash and cash equivalents		92,208			98,879
Other non-earning assets		191,296			194,441
Total assets		$4,820,526			$4,466,160

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.55	$1,491,255	5,723	0.51	$1,548,273	4,268	0.37
Time deposits	2.21	1,711,692	28,121	2.20	1,331,098	14,790	1.49
Total deposits	1.43	3,202,947	33,844	1.41	2,879,371	19,058	0.88
Short-term borrowings and repurchase agreements	1.36	264,111	2,904	1.47	127,696	385	0.40
Subordinated debentures issued to capital trust	3.85	25,774	787	4.08	25,774	692	3.59
Subordinated notes	5.90	74,012	3,283	5.93	73,752	3,073	5.57
FHLB advances	—	—	—	—	198,778	2,964	1.99

Total interest-bearing liabilities	1.53	3,566,844	40,818	1.53	3,305,371	26,172	1.06
Non-interest-bearing liabilities:
Demand deposits		661,446			648,257
Other liabilities		32,620			20,678
Total liabilities		4,260,910			3,974,306
Stockholders’ equity		559,616			491,854
Total liabilities and stockholders’ equity		$4,820,526			$4,466,160

Net interest income:
Interest rate spread	3.37%		$135,449	3.66%		$123,636	3.74%
Net interest margin*				3.99%			3.96%
Average interest-earning assets to average interest-bearing liabilities		127.2%			126.2%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield on loans at September 30, 2019, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the nine months ended September 30, 2019.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2019		2018		2019		2018
	(Dollars in thousands)				(Dollars in thousands)
Reported net interest income/ margin	$45,924	3.95%	$42,985	4.02%	$135,449	3.99%	$123,636	3.96%
Less: Impact of FDIC-acquired loan accretion adjustments	2,251	0.20	1,424	0.14	5,162	0.15	3,652	0.12
Core net interest income/ margin	$43,673	3.75%	$41,561	3.88%	$130,287	3.84%	$119,984	3.84%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	September 30,	December 31,
	2019	2018
	(Dollars in thousands)
Common equity at period end	$596,770	$531,977
Less: Intangible assets at period end	8,386	9,288
Tangible common equity at period end (a)	$588,384	$522,689

Total assets at period end	$4,972,160	$4,676,200
Less: Intangible assets at period end	8,386	9,288
Tangible assets at period end (b)	$4,963,774	$4,666,912

Tangible common equity to tangible assets (a) / (b)	11.85%	11.20%